Exhibit 99.1

STEN Corporation Acquires Hot‘N Now Rights

MINNEAPOLIS, March 3, 2005 /PRNewswire-FirstCall via COMTEX/ -- STEN Corporation (Nasdaq: STEN), a Minneapolis-based diversified business, today announced that its Burger Time Acquisition Corporation subsidiary has completed the purchase of certain assets of the former franchisor of Hot ‘N Now restaurants in a transaction approved by the United States Bankruptcy Court for the Western District of Michigan.  The assets acquired include The Hot ‘N Now Franchise, all Hot ‘N Now Franchise Agreements and all royalties and other franchise fees now due and owing.  Among other things, the acquired rights also include the Hot ‘N Now name and tradename. There are currently 14 franchisee locations of Hot ‘N Now all operating in the State of Michigan.

STEN Corp. CEO Kenneth Brimmer stated, “We are looking forward to exploring further opportunities with the Hot ‘N Now concept.  The concept is well-established in Michigan and offers several immediate opportunities for our consideration.”

STEN Corporation, headquartered in Minnesota, is a diversified business. The Company operates a chain of fast-food, drive-through restaurants under the Burger Time name. Through its LifeSafe Services subsidiary, the Company provides business customers emergency oxygen equipment and related emergency-preparedness products and services.In addition, the Company provides contract manufacturing services for surgical instrument sterilization container systems.

STEN Corporation common stock is traded on the Nasdaq SmallCap Market under the symbol STEN. More information about STEN Corporation is available at the Company's website: http://www.stencorporation.com . Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, and actual results may differ materially, depending on a variety of factors. These risks are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no duty or obligation to update any of the forward-looking statements after the date of this release.